Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2009 relating to the financial statements and financial statement schedule of Cincinnati Bell Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting standards in 2007 and 2006) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
May 7, 2009